Exhibit 99.1
Includes shares of Common Stock held directly by Multi-Channel Retail Holdings LLC - Series G
("MCRH") and shares of Common Stock held indirectly (through their respective ownership in MCRH)
by (a) Golden Gate Capital Investment Fund II, L.P., (b) Golden Gate Capital Investment
Fund II-A, L.P., (c) Golden Gate Capital Investment Annex Fund II, L.P., (d) Golden Gate
Capital Investment Fund II (AI), L.P., (e) Golden Gate Capital Investment Fund II-A (AI), L.P.,
(f) Golden Gate Capital Investment Annex Fund II (AI), L.P., (g) Golden Gate Capital
Associates II-QP, L.L.C. (h) Golden Gate Capital Associates II-AI, L.L.C.,
(i) CCG AV, L.L.C. - Series C, (j) CCG AV, L.L.C. - Series I and (k) CCG AV, L.L.C. - Series L.
The entities listed in clauses (a) through (h) are managed by Golden Gate Capital
Management II, L.L.C., and the entities listed in clauses (i) through (k) are managed by Golden
Gate Capital Management, L.L.C.  Mr. Dominik is a Managing Member of both Golden Gate
Capital Management, L.L.C. and Golden Gate Capital Management II, L.L.C. and may be deemed to be the beneficial owner of shares owned by MCRH.  Mr. Dominik disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.